    Exhibit 19.1
Insider Trading Policy
Owner: Erin Goodsell, Chief Legal Officer
Effective Date: November 11, 2021
Purpose
The following sets forth the policy of Weave Communications, Inc. (the “Company”) with respect to transactions in the Company’s securities (e.g., common stock), as well as the securities of publicly-traded companies with which the Company has a business relationship, for the purpose of promoting compliance with applicable securities laws by its directors, officers, employees, and designated contractors.
Scope
The scope of this policy applies to all of Weave and its operations, including, but not limited to, all Weave personnel (including employees and designated contractors, temporary workers or other individuals working on behalf of Weave), vendors, suppliers, data, systems, process, buildings and other assets.
Policy
1.Compliance with Laws
1.1.Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material non-public information (“MNPI”) from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
1.2.The penalties for insider trading include civil fines of up to three (3) times the profit gained or loss avoided, and criminal fines of up to $5 million and up to twenty years in jail for each violation. The Securities and Exchange Commission (“SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

2.Covered Persons
2.1.As a director, officer, employee or designated contractor of the Company or its subsidiaries (each, a “Covered Person”), this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the Company’s securities). It also covers venture capital firms and other entities (such as partnerships, trusts and corporations) that are affiliated or associated with you or such persons. You are responsible for making sure that any transaction in securities covered by this policy by you or any of these people or entities complies with this policy.
2.2.An affiliate of a person subject to this policy is someone who directly or indirectly controls or is controlled by, or is under common control with such person. An associate of a person subject to this policy is (i) a corporation or organization (other than the Company or a majority owned subsidiary of the Company) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; or (ii) any trust in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity.
2.3.Each individual is responsible for the consequences of his or her actions. You are responsible for understanding and complying with this policy. Individuals who violate this policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity plans or termination of employment for cause.
2.4.The portions of this policy relating to trading while in possession of MNPI and the use or disclosure of that information continue to apply to transactions in the Company’s securities even after termination of employment or association with the Company. If you are aware of MNPI about the Company when your employment or other business relationship with the Company ends, you may not trade in the Company’s securities or disclose the MNPI to anyone else until that information is made public or becomes no longer material.
3.Definition of Material Non-Public Information
3.1.For purposes of this policy, “material non-public information” or “MNPI” is any material information about a company that has not yet become publicly available.
3.2.Information is “material” if a reasonable investor would likely consider it important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of the security is material. The information may be positive or negative. Financial information is frequently material, even if it covers only part of a fiscal period or less than all of the company’s operations, since either of these might convey enough information about the company’s consolidated results of operations to be considered material information. Other common examples of information that may be material include, but are not limited to, the following:
3.2.1.information regarding financial results, financial condition and financial forecasts, including earnings estimates or changes in previously announced earnings estimates;
3.2.2.significant proposed mergers, acquisitions, investments or divestitures;
3.2.3.gain or loss of significant customers;
3.2.4.entry into, renewal, termination or changes to material contracts;
3.2.5.layoffs or restructurings;
3.2.6.cybersecurity incidents and data breaches;
3.2.7.developments in significant litigation or government investigations;
3.2.8.public or private debt or equity offerings;
3.2.9.significant changes in senior management;
3.2.10.new product or service offerings; or
3.2.11.capital allocation developments, such as share repurchases and dividends.
3.3.It is not possible to define all categories of material information, and you should recognize that the public, the media and the courts may use hindsight in judging what is material. Therefore, it is important to “play it safe” and assume information is material if there is any doubt. You may also consult with the Company’s Chief Legal Officer; provided that in the event there is no Chief Legal Officer or the Chief Legal Officer is unavailable, the Company’s Chief Financial Officer shall be authorized to serve in the interim or to designate another person to act..
3.4.Information is “non-public” if it is not generally known or available to the public. Information may still be non-public even though it is widely known within the Company.
3.5.Release of information to the media does not immediately mean the information has become publicly available. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. Ordinarily, information about the Company should not be considered public until at least one (1) full trading day has passed following its formal release to the market.
4.Trading While in Possession of MNPI is Prohibited
4.1.You are prohibited from engaging in any transaction in the Company’s securities (including gifts or other transfers without consideration, such as partnership distributions) while aware of MNPI about the Company. It makes no difference whether or not you relied upon or used MNPI in deciding to trade – if you are aware of MNPI about the Company, the prohibition applies.
This prohibition covers virtually all transactions in securities of the Company, including securities and transactions not permitted under this policy. In this regard, the term “securities” includes common stock, options to purchase common stock, debt securities, preferred stock and derivative securities, such as put and call options, warrants, swaps, caps and collars, and the term “transactions” includes purchases, sales, pledges, hedges, loans and gifts of the Company’s securities, as well as other direct or indirect transfers of the Company’s securities. This prohibition extends to trades of the Company’s securities in which you have any “beneficial” or other interest, or over which you exercise investment control, including: (i) transactions in the Company’s securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you; (ii) transactions in the Company’s securities for which you act as trustee, executor or custodian; and (iii) transactions in any other account or investment involving in any way the Company’s securities over which you exercise any direct or indirect control.
4.2.For the avoidance of doubt, this prohibition applies to the subsequent sales of the Company’s securities issued pursuant to equity awards, and the Company’s Employee Stock Purchase Plan (“ESPP”), as well broker-assisted sales for the purpose of generating the cash needed to cover the costs of options exercises and/or tax withholding.
4.3.You are also prohibited from engaging in transactions in securities of other companies with which the Company has a business relationship (as broadly defined as such terms are in the second paragraph of Section 4.1) while aware of MNPI about those companies. In particular, information learned in connection with your work on transactions or business relationships between the Company and another publicly-traded company may constitute MNPI about the other company. Such MNPI may include negotiations over mergers, acquisitions, divestitures or renewal or termination of significant contracts or other arrangements.

4.4.These prohibitions do not apply to:
4.4.1.The exercise of stock options or option-like awards if the exercise price is paid in cash or through the Company withholding a portion of the shares underlying the options.
4.4.2.The Company’s withholding of shares underlying equity awards to satisfy tax withholding requirements.
4.4.3.The purchase of shares under the ESPP.
4.4.4.Trades made pursuant to a qualified “10b5-1 plan” pre-cleared by the Chief Legal Officer as described in Section 8 below.
4.4.5.Transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred securities does not change.
4.4.6.Transactions otherwise prohibited by this policy if, prior to the transaction, the Chief Legal Officer determines that the transaction is not inconsistent with the purposes of this policy and exceptional circumstances apply.
The existence of a personal financial emergency does not excuse you from compliance with this policy and will not be the basis for an exception to the policy under Section 4.4.6 or otherwise for a transaction that is not inconsistent with the purposes of the policy.
5.Disclosure of MNPI is Prohibited; No “Tipping”
5.1.You may not disclose MNPI about the Company or any other company with which the Company has a business relationship to others, make recommendations or express opinions to others about investments in or the prospects of the Company or those companies while in possession of this information, or otherwise make unauthorized disclosure or use of this information. Use of such information other than for legitimate business purposes of the Company violates Company policy and the terms of applicable confidentiality agreements. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain or intend to gain any benefit from another's trading or the disclosure or use of such information.
5.2.Any written or verbal statement that would be prohibited under the law or under this policy is equally prohibited if made on the internet or through social media, including the disclosure of MNPI about the Company or with respect to other companies with which the Company has a business relationship that you learn through your work with the Company.
6.Other Prohibited Transactions
You and any person acting on your behalf may not:
6.1.Engage in short sales of the Company’s securities (sales of securities that are not then owned), including “sales against the box” (short sales not exceeding the number of shares already owned);
6.2.Trade in derivatives of the Company’s securities, such as exchange-traded put or call options and forward transactions;
6.3.Purchase any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of the Company’s securities or limit your ability to profit from an increase in the market value of the Company’s securities;
6.4.Hold the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan unless the pledge has been approved by the Chief Legal Officer; or
6.5.Except under qualified 10b5-1 plans pre-cleared by the Chief Legal Officer as described in Section 8 below, establish standing orders for more than three business days.
7.Restricted Trading Periods; Pre-clearance of Transactions
Except under qualified 10b5-1 plans pre-cleared by the Chief Legal Officer as described in Section 8 below:
7.1.No Covered Person may engage in transactions in the Company’s securities during a quarterly restricted trading period, regardless of whether they are then actually aware of MNPI.
A quarterly restricted trading period is in effect with respect to each quarterly earnings announcement, starting on the commencement of the eighth day of the third month of each fiscal quarter (provided, if the first day of such month is not a business day, then the next business day) and ending when one (1) full trading day has passed following the public announcement of the Company’s quarterly financial results.1 The Company has selected this period because it is the time when Covered Persons are likely to have MNPI about the Company.
7.2.In addition to quarterly restricted trading periods applicable to Covered Persons, from time to time the Company or the Chief Legal Officer may decide to impose an event-specific restricted trading period on those who are aware of particular information that the Company or the Chief Legal Officer determines to be MNPI. This kind of restricted trading period may be imposed in connection with a potential acquisition, a financial analyst conference, anticipated positive or negative earnings surprises or other material developments. If you are subject to an event-specific restricted trading period, you may not engage in transactions in the Company’s securities until notified that the restricted trading period has ended.
The existence of an event-specific restricted trading period will not be generally announced. If you are covered by the event-specific restricted trading period, you will be notified by the Chief Legal Officer. Any person made aware of an event-specific restricted trading should not disclose the existence of the restricted trading to anyone else.
7.3.Pre-clearance of Transactions
7.3.1.Each Restricted Person (as defined below) must refrain from engaging in transactions in the Company’s securities, even at times other than the “quarterly restricted trading periods” and “event-specific restricted trading periods” discussed above, without first submitting a request for pre-clearance to the Chief Legal Officer and having it approved. If you are a Restricted Person, you should submit a request prior to commencing any transaction, including but not limited to sales, purchases, option exercises, gifts or other transactions in the Company’s securities.
If you are a Restricted Person, you will be notified from time to time by the Chief Legal Officer of the pre-clearance and other procedures applicable to you.
7.3.2.Restricted Persons will be permitted to proceed with a proposed transaction only after the Chief Legal Officer has pre-cleared it and communicated his/her approval in writing or via email. If you are a Restricted Person and your transaction is pre-cleared in accordance with the policy, you will then have two (2) business days to effect the
1 For example, if the Company announces earnings before trading begins on a Tuesday, the first time you can buy or sell the Company’s securities is the opening of the market on Wednesday (assuming you are not aware of other material non-public information at that time). If, however, the Company announces earnings after trading begins that Tuesday, the first time you can buy or sell the Company’s securities is the opening of the market on Thursday.

transaction (or, if sooner, before commencement of a quarterly or other restricted trading period). However, under no circumstance may you engage in transactions in the Company’s securities while aware of MNPI about the Company, even if pre-cleared. Thus, if you become aware of MNPI after receiving pre-clearance, but before the transaction has been executed, you must not effect the pre-cleared transaction.
7.3.3.The Chief Legal Officer is under no obligation to approve a request under the pre-clearance procedures provided for under this policy and may determine to reject any request, even if the proposed transaction would not violate the federal securities laws or a specific provision of this policy.
Approval of any request under these pre-clearance procedures does not insulate you from liability under the securities laws. Under the law, the ultimate responsibility for determining whether an individual is aware of MNPI about the Company rests with that individual in all cases.
7.3.4.The Chief Legal Officer, in consultation with the Chief Executive Officer and the Chief Financial Officer from time to time, will designate and maintain a list of “Restricted Persons” for purposes of this policy. Such persons include the Company’s executive officers and directors, including the Company’s principal accounting officer (if separate from the Company’s principal financial officer) (“Section 16 Persons”), as well as others who are at an enhanced risk of possessing MNPI and who therefore must exercise greater diligence to comply with insider trading prohibitions. This latter category includes certain senior finance, legal, HR, sales, product, business development, investor relations, operations, communication and management personnel, as well as any other employees in a role that makes it likely they will have involvement with MNPI. You will be notified by the Chief Legal Officer if you are considered a Restricted Person under this policy.
8. 10b5-1 Plans
8.1.SEC Rule 10b5-1(c) provides an affirmative defense to an allegation that a trade has been made on the basis of MNPI. Persons who establish written trading plans under this rule (commonly referred to as “10b5-1 plans”) in advance of the trade and while not in possession of MNPI can avail themselves of this defense. These plans can be useful in enabling insiders to plan ahead without fear that they might become exposed to MNPI that will prevent them from trading.
8.2.Transactions executed under qualified pre-cleared 10b5-1 plans are not subject to the pre-clearance procedures and trading prohibitions, including the quarterly or event-specific restricted trading periods, under this policy.

8.3.To qualify as a 10b5-1 plan for purposes of this policy, the plan must be cleared in advance by the Chief Legal Officer, and you should allow at least ten (10) business days for that pre-clearance. Such plans must be entered into when a “quarterly restricted trading periods” or “event-specific restricted trading periods” is not in effect and when the person establishing the 10b5-1 plan is not in possession of MNPI concerning the Company and its securities, and otherwise comply with the requirements and procedures set forth in Appendix A hereto. For more information about how to establish a 10b5-1 plan and applicable guidelines for the adoption and administration of such plans, please contact the Chief Legal Officer.
8.4.The Chief Legal Officer is under no obligation to pre-clear any submitted 10b5-1 plan and may determine to reject any plan, even if it complies with SEC Rule 10b5-1(c) and otherwise complies with this policy.
9.Transactions by Weave
Weave will not engage in trading in Weave securities, except in compliance with applicable securities laws.
10.Inquiries
Any questions about this policy, its application to a proposed transaction, or the requirements of applicable laws should be directed to the Chief Legal Officer at erin@getweave.com.
Compliance
Weave personnel found to have violated this policy may be subject to disciplinary action, up to and including termination of employment. Anyone who observes or has concerns relating to potential noncompliance with this policy or any other Weave policy should report the matter to Weave’s Legal & Compliance team or through Weave’s Ethics Hotline.
Related Documents
●Corporate Communications Policy

Appendix A
10b5-1 Plan Requirements
Persons covered by this Policy are permitted to effect transactions in Weave Communicaition securities pursuant to pre-cleared 10b5-1 plans. In order to qualify as a pre-cleared “10b5-1 plan” for purposes of this Policy, the plan must meet all of the following requirements:
1.    The 10b5-1 plan must be established in writing, signed and dated by the person establishing the plan and pre-cleared and, if applicable, certified by the Company, in each case prior to entry, with an executed copy submitted to Chief Legal Officer.
2.    The 10b5-1 plan must be in a form that meets the requirements of Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and include certifications by the person entering into the plan that (i) such person is not aware of material non-public information at the time the plan is adopted; and (ii) such person has adopted the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.
3.     Each person establishing a 10b5-1 plan will operate the plan in good faith at all times during which it remains outstanding.
4.    A 10b5-1 plan may not be established during a time when a “quarterly restricted trading period” or “event-specific restricted trading period” is in place with respect to the person establishing the plan.
5.     For any 10b5-1 plan adopted by any “officer” or “director” (as defined under Rule 10b5-1), trading under the plan may not commence until the later of 90 days following the adoption of the plan, or 2 business days following the filing of Weave’s Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted, provided that the maximum cooling off period is 120 days. (New 10b5-1 plans for all other persons must provide that the first trade thereunder cannot take place until 30 days following adoption.)
6.    Except as provided below, persons subject to this Policy may not have more than one operative 10b5-1 plan at a time. Multiple plans are permitted in the following cases, subject to compliance with the requirements above and Rule 10b5-1 under the Exchange Act:
-Entry into a series of separate plans with separate brokers to execute trades, provided all meet the conditions of 10b5-1.
-Entry into two separate plans with the same broker, provided that trades under the earlier adopted plan are complete before trades begin under the later adopted plan.
-Entry into a plan to cover withholding obligations related to vesting of equity awards.
7.    Any amendment or modification to an existing 10b5-1 plan with respect to price, number of shares, or timing of purchase or sale, or similar changes, will be treated as a termination of the existing 10b5-1 plan and entry into a new 10b5-1 plan, which is subject to the same requirements above, including the applicable cooling-off period set forth in paragraph 5 of this

Appendix A. The Chief Legal Officer must be notified in advance of any proposed amendments or modifications to pre-cleared 10b5-1 plans or the termination thereof.